EXHIBIT 10.2

CONSULTING AGREEMENT BETWEEN LATIN AMERICA FUTBOL CORP.

AND

MOTION PIXEL CORPORATION HOLDINGS, INC.

AND

BITZIO STUDIOS, INC. MAY 23, 2012

CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT (the "Agreement") is effective as of May 23, 2012 (the “Effective Date”).

B E T W E E N:

LATIN AMERICA FUTBOL CORP. a corporation incorporated under the laws of the State of Florida with an principal place of business at [insert address] (the “Consultant”)

‐ and ‐

MOTION  PIXEL  CORPORATION  HOLDINGS,  INC.  a  corporation incorporated under the laws of Costa Rica, with a principal place of business at [insert address]  (the “Corporation”)

‐ and ‐

BITZIO STUDIOS, INC., a Nevada Corporation with an office at  548 Market Street, Suite 18224, San Francisco, California 94104 (“Bitzio Studios”)

WHEREAS Bitzio is a wholly owned subsidiary of Bitzio, Inc. (“Bitzio”) which is a publicly traded company;

AND  WHEREAS  Bitzio  Studios  has  acquired  all  of  the  outstanding  equity of  the Corporation;

AND WHEREAS Bitzio Studios has entered into an agreement whereby MPC will produce animation products which will be owned by Bitzio Studios;

AND WHEREAS MPC desires to retain the Consultant to provide services in furtherance of its production and development work and overall operational strategy;

AND WHEREAS Bitzio Studios desires to retain the Consultant to provide services related to the sales, marketing and licensing of its products;

THIS AGREEMENT WITNESSES that in consideration of the covenants and agreements contained herein and other good and valuable consideration, the sufficiency of which  is  hereby  acknowledged, the  Corporation and Bitzio  Studios  and the  Consultant agree as follows:

CONFIDENTIAL TREATMENT REQUESTED: Certain portions of this document have been omitted pursuant  to a request for confidential treatment and, where applicable, have been marked with an asterisk (“[*****]”) to  denote where omissions have been made. The confidential material has been filed separately with the Securities and  Exchange Commission.

ARTICLE ONE - GENERAL

1.1	Consulting Services

Subject to the terms and conditions in this Agreement, the Corporation and Bitzio Studios each hereby retain the Consultant to carry out services and the Consultant shall render consulting services to each of the Corporation and Bitzio Studios which shall include:

(a) Consulting services in furtherance of the business of the Corporation in all areas including development, production, and administrative functions as well as oversight of the management team of the Corporation,

(b) Consulting services in furtherance of the business of Bitzio Studios in all areas including the marketing and sale or licensing of Bitzio Studios’ products and administrative functions as well as providing strategic direction to Bitzio Studios;

(c) Other. The Consultant will provide such other consulting services as may from time to time be agreed upon by the Corporation or Bitzio Studios and the Consultant.

1.2	Term of Agreement

The Corporation and Bitzio Studios will each retain the Consultant for a one (1) year term commencing on the Effective Date (the “Initial Term”), subject to any renewal or earlier termination as set out in Articles 6 or 7 below.

ARTICLE TWO - REMUNERATION OF CONSULTANT

2.1	Management Expense Funding.

As consideration for the Consultant: (i) paying all Corporation expenses including studio expenses, costs, overhead etc. (including the existing Costa Rica development team) based on the existing team and facilities and any additional staff required to meet demand resulting from new business; and (ii) paying all salaries and related costs and expenses in connection with senior management; all for a period of 12 months following the Effective Date, the Corporation will cause Bitzio to issue to the Consultant common shares of Bitzio (“Bitzio Stock”) in an amount determined as set out in section 2.2 below.

2.2	Other.

(i)
For greater certainty, the cash consideration for the expense funding, as set out in section 2.1 above, being paid by Consultant, shall be paid, at Consultants option, from either (i) the revenue earned and paid to Consultant under sections 2.3(a)(i) and 2.3(a)(i); and or (ii) direct contribution by Consultant to the Business.

(ii)	The cash consideration being contributed to the Business hereunder shall be reconciled with Bitzio on a quarterly basis (and may be subject to audit) following the Closing Date.

(iii)	Upon determination of the actual cash contribution to the Business during the previous quarter, Bitzio Stock will be issued to the Consultant (or as directed by the Consultant) at a price equal to the average closing price of the Bitzio Stock over the quarter, provided that in no event shall the issue price be less than $0.25 or greater than $0.50.

(iv)	The parties acknowledge that the Bitzio Stock issued or issuable pursuant to this Agreement, will be deemed “restricted securities” as defined by Rule 144 of the Securities Act of 1933, as amended and any share certificates will bear appropriate legends.

2.3	Consultant Incentives.

	(a)	During the 12 month period commencing on the Effective Date, the Consultant will receive and Bitzio Studios shall pay the following consideration based on the revenue generated by the Business:

		(i)	the first one million dollars ($1,000,000) of gross revenue earned by the Business (after payment of third party royalties) (the “Revenue”) will remain in the Business, with the Consultant permitted to pay fifty percent (50%) of this amount to themselves or as they otherwise direct;

		(ii)	after the first one million dollars ($1,000,000) of Revenue, all Revenues will be split with fifty percent (50%) of the Revenue from the Business being paid to Bitzio and the balance being split with twenty‐five percent (25%) remaining in the Business and twenty‐five percent (25%) being paid to the Consultant or as they otherwise direct;

		(iii)	the Consultant shall have the option to be paid their portion as set out in 3.5 (i) and (ii) above, in cash from the operations of the Business or in Bitzio Stock which will be issued at a price equal to the lesser of $0.50 per share and the then current market price for the Bitzio Stock, provided that in no event shall the issue price be less than $0.25 per share of Bitzio Stock. In the event that the Consultant elect to be paid in Bitzio Stock, the cash portion that would otherwise have been paid to them will be transferred to Bitzio; and

		(iv)	the amounts to be paid by the Business and/or the issuance of Bitzio Stock will be calculated and paid on a quarterly basis commencing on the Closing Date.

	(b)	(i)	Bitzio Studios will cause Bitzio to issue an additional one million (1,000,000) shares of Bitzio Stock on the Effective Date as an advance against the signing of a definitive license deal with any one (I) the [*****], (II) [*****], or (III) [*****] (the “Licensed Teams”); and

		(ii)	Bitzio Studios will cause Bitzio to issue an additional one million (1,000,000) shares of Bitzio Stock upon each signing of a definitive license deal with each of two remaining Licensed Teams provided such signing(s) occurs within 6 months following the Effective Date.

2.4	Operating Capital for the Business.

(a) Within fifteen (15) days following the Effective Date, Bitzio shall contribute $50,000 to the Business for use in the on‐going operations of the Business.

(b) Bitzio shall contribute five (5) additional payments of $10,000 each to the Business for use in the on‐going operations of the Business, the first payment to be made thirty (30) days following the Closing Date and then every thirty (30) days thereafter.

2.5	Stock Options.

Bitzio Studios shall cause Bitzio to make available up to two million (2,000,000) stock options to purchase Bitzio Stock to be granted to employees of MPC Holdings (other than the Consultants), which options shall be subject to the standard Bitzio stock option agreement and terms.

2.6	Reimbursed Expenses.

Bitzio Studios shall reimburse the Consultant for any travel required on behalf of Bitzio, which is not directly related to the consulting being provided hereunder to the Corporation and Bitzio Studios.

2.7	Taxes.

	(i)	All of the personnel engaged directly by the Consultant that shall render the Services to the Corporation and Bitzio Studios during the duration of the Agreement, shall be deemed personnel belonging to the Consultant, with Consultant liable for all taxes, social security and any other payments derived from the labor relationship between Consultant and its personnel.

	(ii)	Consultant shall be responsible for and shall pay all taxes due under or in relation to this Agreement, except to the extent that any such taxes are directly related to the business of the Corporation and Bitzio Studios.

ARTICLE THREE - COVENANTS OF CONSULTANT

3.1	Services

(a) The Consultant shall perform its services under this Agreement to the best of its ability, and in a competent and professional manner.

(b) The Consultant shall devote such time and attention to the business of the Corporation and Bitzio Studios as may be necessary to carry out the services described in section 1.1 above.

3.2	Rules, Regulations, Policies and Procedures

The Consultant will be bound by and will faithfully observe and abide by all the rules, regulations, policies and procedures that the Corporation and Bitzio Studios may institute at its discretion from time to time.

3.3	Proprietary Rights Agreement

The Consultant and its employees, agents and contractors who provide services to the Corporation and Bitzio Studios agree to execute and deliver to the Corporation and Bitzio Studios the Proprietary Rights Agreement in the form attached hereto as Exhibit “A”.

ARTICLE FOUR – STATUS OF THE CONSULTANT/INDEMNIFICATION

4.1	The Consultant warrants and represents that he is in all respects and for all purposes an independent contractor. This warranty and representation is a material one. In the absence of this warranty and representation, the Corporation and Bitzio Studios would not enter into this Agreement.

4.2	The Consultant is in all respects and for all purposes deemed to be an independent contractor. For greater clarity, there is deemed to be no employment contract, employment relationship, partnership, or joint venture between the Corporation and Bitzio Studios and the Consultant.

4.3	The Consultant will in all respects be solely liable for all statutory or required withholdings, contributions or payments of premiums, including but not limited to income tax, employment insurance premiums, and any local, state or federal withholding taxes or other amounts in respect of the payment of any service fee by the Corporation and Bitzio Studios to the Consultant.

4.4	The Consultant warrants and represents that he is not and will not be entitled to and will not pursue any claim or litigation whatsoever for any termination pay, severance pay, compensation in lieu of notice, vacation pay, overtime pay, or any other right, benefit or entitlement available to an employee or to any individual with a status other than that of independent contractor, either under statute, at common law, at equity or otherwise. This warranty and representation is a material one. In the absence of this warranty and representation, the Corporation and Bitzio Studios would not enter into this Agreement.

4.5
The Consultant assumes all risks inherent in the performance of the services and the obligations hereunder, and his status as an independent contractor, and will indemnify and hold harmless the Corporation and Bitzio Studios, its past, present and future officers, directors, employees, and agents from any and all claims, losses or damages whatsoever arising from the performance of the services and the obligations hereunder, the pursuit of any claim or litigation notwithstanding Section 4.4, the breach of any warranty or representation herein by the Consultant, or the payment of any service fee hereunder, including but not limited to any income tax, Canada Pension Plan premiums or employment insurance premiums, penalties, interest and legal costs payable by the Corporation and Bitzio Studios   associated with this agreement or the Consultant’s status as an independent contractor.  The Corporation and Bitzio Studios may set off the entire amount of any such claims or losses  against  any  monies  owing  by  the  Corporation  and  Bitzio  Studios  to  the Consultant.

ARTICLE FIVE - INDEPENDENT CONTRACTOR

5.1	Employee’s of Consultant

The employees of the Consultant are not employees of the Corporation and Bitzio Studios and shall not be entitled to receive from the Corporation and Bitzio Studios any benefits whatsoever. The Corporation and Bitzio Studios shall not be required to make contributions for employment insurance, workplace safety insurance and other similar levies in respect of the fee for services to be paid to the Consultant pursuant to Section 2.1. The Consultant shall be required to make contributions for employment insurance, workplace safety insurance and other similar levies in respect of the fee for services to be paid to the Consultant pursuant to Section 2.1.

5.2	No Authority to Bind

The Consultant shall not, without the prior written consent of the Corporation and itzio Studios, enter into any contract or commitment in the name of or on behalf of he Corporation and Bitzio Studios or bind the Corporation and Bitzio Studios in any respect whatsoever.

ARTICLE SIX - TERMINATION

6.1	Termination.

The Corporation and Bitzio Studios may terminate this Agreement at any time, effective immediately upon notice to Consultant, if:

	(i)	Consultant breaches any of its obligations under this Agreement and fails to cure such breach within thirty (30) days after Corporation and Bitzio Studios demands its cure;

	(ii)	Consultant (i) makes a general assignment for the benefit of creditors as a result of which Consultant will cease to do business in the ordinary course; (ii) applies for or consents to the appointment of a receiver, trustee or liquidator for substantially all of its assets or such a receiver, trustee or liquidator is appointed, and such appointment is not revoked within sixty (60) days; (iii) has filed against it an involuntary petition of bankruptcy that has not been dismissed within sixty (60) days thereof; or (iv) files a voluntary petition of bankruptcy, or seeks to take advantage of any other law relating to relief of debtors under which Consultant will cease to do business in the ordinary course, or has wound up or liquidated its business; or

	(iii)	any claim or suit is commenced against Consultant or any law, regulation or governmental order is enacted or issued that, in either case, in the judgment of Corporation and Bitzio Studios (in its sole discretion), jeopardizes or impairs the confidentiality of Corporation and Bitzio Studios’s Confidential Information or otherwise adversely affects the commercial relationship contemplated under this Agreement.

6.2	Consequences of Termination.

Upon the termination of this Agreement for any reason, all Consultant’s rights under this Agreement will immediately terminate, and Consultant will promptly:

(i)
deliver  all  Confidential  Information  in  its  possession  to  Corporation  and Bitzio Studios or its designee (including any summaries of orally disclosed information and all copies thereof in its possession or control and/or in the possession or control of its Employees and Affiliates), or will certify through an officer of the Recipient that all Confidential Information received from Corporation and Bitzio Studios (including any summaries of orally disclosed information and all copies thereof in its possession or control) has been destroyed, and, for greater certainty, Consultant shall not make any further use of the Confidential Information after expiration or termination of this Agreement and Consultant specifically agrees to cease any further use of Corporation and Bitzio Studios’s Confidential Information;

	(ii)	deliver all records, reports and related materials to Corporation and Bitzio Studios or its designee;

	(iii)	execute such documents and carry out such other acts as may be appropriate or necessary to effect such termination in an orderly manner. Corporation and Bitzio Studios and Consultant will prepare and settle a final accounting within sixty (60) days after such termination; and

	(iv)	assign, transfer, set over and convey unto Corporation and Bitzio Studios or Corporation and Bitzio Studios, Inc. as applicable or as directed by Corporation and Bitzio Studios, any contracts, customer lists, agreements or other tangible or intangible property (including goodwill) relating to the terminated rights granted to Consultant hereunder.

6.3	Provisions That Operate Following Termination

Notwithstanding the termination of this Agreement for any reason whatsoever (including the expiry of the Agreement or its non‐renewal):

	(i)	Section 3.3 and the obligations therein, shall continue in full force and effect following any such termination; and

	(ii)	The payment provisions of section 2.1, 2.2 and 2.3(b) shall survive on a pro rata basis with the issuance of any and all shares earned up to the date of termination. Any shares not earned pursuant to the terms hereof (notwithstanding the issuance thereof in the name of the Consultant , or as the Consultant may have directed) shall be forfeited and the Consultant shall executed such documents as may be required to give effect to such forfeiture.

ARTICLE SEVEN - RENEWAL

7.1	Renewal of the Agreement

At the end of the Initial Term, this Agreement shall automatically renew for additional one‐year terms (each a “Renewal Term” and together with the Initial Term, shall be referred to as the “Term”), unless either party give notice to the other party not less than sixty (60) days prior to the then current Term. The parties shall agree in writing as to the remuneration to be paid for any Renewal Term and any other change to the terms and conditions of this Agreement for any Renewal Term.

7.2	NonRenewal

In the event that either party gives notice not to renew the Agreement at the end of any Term, this Agreement will terminate without any notice or payment in lieu of notice in accordance with Section 6 of this Agreement.

ARTICLE EIGHT - INTERPRETATION AND ENFORCEMENT

8.1	Sections and Headings

The division of this Agreement into Articles and Sections and the insertion of headings are for the convenience of reference only and will not affect the construction or interpretation of this Agreement. The terms “this Agreement”, “hereof”, “hereunder” and similar expressions refer to this Agreement and not to any particular Article, Section or other portion of this Agreement. References in this Agreement to “$” or “dollars” refer to United States dollars. References in this Agreement to Articles and Sections refer to articles and sections of this Agreement, unless expressly stated otherwise.

8.2	Number and Gender

In this Agreement, words importing the singular number only shall include the plural and vice versa, and words importing the masculine gender shall include the feminine and neuter genders and vice versa, and words importing persons shall include individuals, partnerships, associations, trusts, unincorporated organizations and Corporation and Bitzio Studioss and vice versa.

8.3	Entire Agreement

This Agreement, including the Proprietary Rights Agreement at Exhibit “A”, and the Release at Exhibit “B” constitutes the entire agreement between the Corporation and Bitzio Studios and the Consultant with respect to the subject matter hereof and replaces and supersedes any prior understandings and agreements between them with respect thereto. There are no representations, warranties, forms, conditions, undertakings or collateral agreements, express or implied, between the Corporation and Bitzio Studios and the Consultant with respect to the subject matter hereof, other than as expressly set forth in this Agreement.

8.4	Amendments and Waivers

No amendment to this Agreement shall be valid or binding, unless set forth in writing and duly executed by both the Corporation and Bitzio Studios and the Consultant. No waiver of any breach of any term or provision of this Agreement will be effective or binding, unless made in writing and signed by the party purporting to give the same and, unless otherwise provided in the written waiver, will be limited to the specific breach waived. Any handwritten changes made to this Agreement (with the exception of the Effective Date when the Effective Date is handwritten onto the Agreement) must be initialed by all parties in order to be binding on the parties.

8.5	Assignment

Except as may be expressly provided in this Agreement, neither the Corporation and Bitzio Studios or the Consultant may assign its rights or obligations under this Agreement without the prior written consent of the other party hereto, provided that the Corporation and Bitzio Studios may assign this Agreement to a successor in the event of a sale of all or substantially all of the Corporation and Bitzio Studios’s shares or assets.

8.6	Severability

If any provision of this Agreement is determined to be invalid or unenforceable in whole or in part, such invalidity or unenforceability will attach only to such provision or part thereof, and the remaining part of such provision and all other provisions hereof shall continue in full force and effect.

8.7	Notices

Any demand, notice or other communication to be given in connection with this Agreement will be given in writing and may be given by personal delivery, by electronic delivery (with proof of successful transmission) or by registered or certified mail, return receipt requested, addressed to the recipient as follows:

To the Consultant:
Latin America Futbol Corp.

To the Corporation:
Motion Pixel Corporation Holdings, Inc.

With a copy to: legal@bitzio.com

or such other address or individual as may be designated by notice by either party to the other.

Any communication given by personal delivery will be conclusively deemed to have been given on the day of actual delivery thereof; or if made or given by electronic  delivery,  on  the  business day following  receipt  thereof; or if made or given by registered or certified  mail, on the 7th day, other than a  Saturday,  Sunday or Statutory holiday in California, following the deposit thereof in the mail.

If the party giving any communication knows or ought reasonably to know of any difficulties with the postal system that might affect the delivery of mail, then such communication  will not be  mailed but will be given  by  facsimile or personal delivery.

8.8	Governing Law

This Agreement will be deemed to have been entered into, and will be governed by, and interpreted and construed in accordance with the laws of the State of California.

8.9	Court Jurisdiction

For the purpose of all legal proceedings this Agreement shall be deemed to have been performed in the State of California. The Corporation and Bitzio Studios and the Consultant each hereby attorns to the exclusive jurisdiction of the courts of the State of California and all courts competent to hear appeals therefrom.

8.10	Counterparts

This Agreement may be executed in two or more identical counterparts, facsimile counterparts or electronic counterparts, each of which when executed by a party shall be deemed to be an original and such counterparts shall together constitute one and the same Agreement.

8.11	Copy of Agreement

The Consultant acknowledges receipt of a copy of this Agreement duly signed by the Consultant and the Corporation and Bitzio Studios.

- signature page follows -

IN WITNESS WHEREOF the parties have executed this Agreement as of the Effective Date (as set out above).

LATIN AMERICA FUTBOL CORP., a corporation incorporated under the laws of Florida

By:	/s/ Manny Bains
MOTION PIXEL CORPORATION HOLDINGS, INC., a corporation incorporated under the laws of Costa Rica

By:	/s/ Manny Bains
BITZIO STUDIOS, INC., a corporation incorporated under the laws of Nevada

By:	/s/ William Schonbrun

EXHIBIT “A” PROPRIETARY RIGHTS AGREEMENT

LATIN  AMERICA  FUTBOL  CORP.  (the  "Consultant")  recognizes  that  MOTION PIXEL CORPORATION HOLDINGS, INC. and BITZIO STUDIOS INC.(collectively referred to herein as the “Corporation”) is engaged in a continuous program of animation development for all media formats.  The Consultant also recognizes the importance of protecting the Corporation’s  trade  secrets, confidential information and  other  proprietary information and  related  rights  acquired  through  the  Corporation’s  expenditure  of  time,  effort  and money.

Therefore, because the Consultant wishes to be engaged by the Corporation in a capacity in which it will receive and contribute to the Corporation’s Confidential Information, and in consideration of the fees the Consultant will receive from the Corporation and for its engagement by the Corporation, the Consultant agrees to be bound by the following terms and conditions:

1.	Definitions

For purposes of this Agreement:

	(a)	“Confidential Information” includes any of the following:

		(i)	any and all versions of the software and related documentation owned or marketed by the Corporation, as well as the software and documentation owned by the Corporation’s suppliers and used internally by the Corporation, including all related algorithms, concepts, data, designs, flowcharts, ideas, programming techniques, specifications and source code listings;

		(ii)	all Developments (as defined below);

		(iii)	information regarding the Corporation’s business operations, methods and practices, including marketing strategies, product pricing, margins and hourly rates for staff and information regarding the financial affairs of the Corporation;

		(iv)	the names of the Corporation’s clients and the names of the suppliers of computer services and software to the Corporation, and the nature of the Corporation’s relationships with these clients and suppliers;

		(v)	technical and business information of or regarding the clients of the Corporation obtained in order for the Corporation to provide such clients with software products and services, including information regarding the data processing requirements and the business operations, methods and practices and product plans of such clients; and

		(vi)	any other trade secret or confidential or proprietary information in the possession or control of the Corporation, but Confidential Information does not include information that is or becomes generally available to the public without any fault of the Consultant or that the Consultant can establish, through written records, was in its possession prior to its disclosure to the Consultant as a result of the Consultant providing consulting services to the Corporation.

	(b)	“Developments” include all:

(i)
software,  documentation,  data,  designs,  reports,  flowcharts,  trade‐ marks, specifications and source code listings, and any related works, including any enhancements, modifications, or additions to the software products owned, marketed or used by the Corporation; and

		(ii)	inventions, devices, discoveries, concepts, ideas, algorithms, formulae, know‐how, processes, techniques, systems and improvements, whether patentable or not,developed, created, generated or reduced to practice by the Consultant, independently or jointly with others, while the Consultant provided services to the Corporation pursuant to this Agreement, or that result from tasks assigned to the Consultant by the Corporation, or that result from the use of the premises or property (including equipment, supplies or Confidential Information) owned, leased or licensed by the Corporation, unless otherwise agreed upon by the parties in writing.

2.	NonDisclosure of Confidential Information

At all times during and subsequent to the termination of the Consultant's engagement with the Corporation, the Consultant will keep in strictest confidence and trust the Confidential Information, the Consultant will take all necessary precautions against unauthorized disclosure of the Confidential Information, and the Consultant will not directly or indirectly disclose, allow access to, transmit or transfer the Confidential Information to a third party, nor will it copy or reproduce the Confidential Information except as may be reasonably required for it to provide its services to the Corporation.

3.	Restricted Use of Confidential Information

	(a)		At all times during and subsequent to the termination of the Consultant's engagement with the Corporation, the Consultant will not use the Confidential Information in any manner except as reasonably required for it to provide its services to the Corporation.

	(b)		Without limiting the obligations under Section 3(a), the Consultant agrees that at all times during and subsequent to the termination the Consultant's engagement with the Corporation, it will not use or take advantage of the Confidential Information for creating, maintaining or marketing, or aiding in the creation, maintenance or marketing, of any software that is competitive with any software owned or marketed by the Corporation.

	(c)		Upon the request of the Corporation, and in any event upon the termination of the Consultant's engagement with the Corporation, the Consultant will immediately return to the Corporation all materials, including all copies in whatever form, containing the Confidential Information that are in its possession or under its direction or control.

4.	Ownership of Confidential Information

(a) The Consultant acknowledges and agrees that it will not acquire any right, title or interest in or to the Confidential Information.

(b)
 The Consultant agrees to make full disclosure to the Corporation of each Development promptly after its creation.  The Consultant hereby assigns and transfers to the Corporation, and agrees that the Corporation will be the exclusive owner of, all of its right, title and interest to each Development throughout the world, including all trade secrets, patent rights, copyrights and all other intellectual property rights therein.  The Consultant further agrees   to   cooperate   fully   at   all   times   during   and   subsequent   to   the termination of the Consultant's engagement with the Corporation, with respect to signing further documents and doing such acts and other things reasonably requested by the Corporation, at the Corporation's expense, to confirm such transfer of ownership of rights, including intellectual property rights, effective at or after the time the Development is created and to obtain patents or copyrights or the like covering the Developments.  The Consultant agrees that the obligations in this Section 4(b) will continue beyond the termination  of  the  Consultant's  engagement  with  the  Corporation  with respect to Developments created during the Consultant's engagement with the Corporation.

(c) The Consultant agrees that the Corporation, its assignees and their licensees are not required to designate it as the author of any Developments. The Consultant hereby waives in whole all moral rights that it may have in the Developments, including the right to the integrity of the Developments, the right to be associated with the Developments, the right to restrain or claim damages for any distortion, mutilation or other modification of the Developments, and the right to restrain use or reproduction of the Developments in any context and in connection with any product, service, cause or institution.

(d) Listed in Schedule "A" to this Agreement are those works and inventions created by the Consultant, independently or jointly with others, prior to its engagement by the Corporation, that are exempt from the operation of this Agreement. If nothing is listed in Schedule "A", the Consultant represents that it has made no such works or inventions as of the date of this Agreement.

5.	Protection of Computer Systems and Software

The Consultant agrees to take all necessary precautions to protect the computer systems and software of the Corporation and of the suppliers and clients of the Corporation. The Consultant agrees to comply with the obligations set out in the Corporation’s Computer and Network Protection Rules (the “Rules”). A copy of the Rules, as currently in effect, is attached as Schedule "B" to this Agreement. The Consultant agrees that the Corporation may unilaterally amend the Rules, and upon their delivery to the Consultant such new Rules will form part of this Agreement and will be binding on the Consultant. The Consultant agrees that violation of any of such Rules may constitute a fundamental breach of the Consultant's engagement.

6.	NonCompetition

The Consultant agrees that while it is engaged by the Corporation and for a period of six (6) months after the termination of its engagement with the Corporation, it will not, without the prior written approval from the Corporation, directly or indirectly, as an employee, consultant, partner, principal, agent, proprietor, shareholder (other than a holding of shares listed on a stock exchange that does not exceed 2% of the outstanding shares so listed) or advisor, provide services to a direct competitor to the Corporation.

7.	NonSolicitation of Clients

The Consultant agrees that while it is engaged by the Corporation and for a period of six (6) months after the termination of its engagement with the Corporation, it will not, directly or indirectly, contact or solicit any clients of the Corporation for the purposes of selling or supplying to these clients any services that are competitive with the services it provided the Corporation at the time of the termination of its engagement. For the purposes of this Section 7, “clients” means any business or organization that (a) was a client of the Corporation at the time of the termination of the Consultant's engagement; or (b) became a client of the Corporation within six months after the termination of the Consultant's engagement with the Corporation, if the Consultant was involved with any marketing efforts in respect of such client before the termination of its engagement.

8.	NonSolicitation of Employees

The Consultant agrees that while it is engaged by the Corporation, and for six (6) months after the termination of its engagement with the Corporation, it will not directly or indirectly hire or retain, directly or indirectly, any employees of or consultants to the Corporation nor will it solicit or induce or attempt to induce any persons who were employees of or consultants to the Corporation at the time of such termination or during the 90 days immediately preceding such termination, to terminate their employment or consulting agreement with the Corporation.

9.	Reasonableness of NonCompetition and NonSolicitation Obligations

The Consultant confirms that the obligations in Sections 6, 7 and 8 are fair and reasonable given that, among other reasons,

(i) the sustained contact the Consultant will have with the clients of the Corporation will expose the Consultant to Confidential Information regarding the particular requirements of these clients and the Corporation’s unique methods of satisfying the needs of these clients, all of which the Consultant agrees not to act upon to the detriment of the Corporation; and/or

(ii) the Consultant will be performing important development work on the software owned or marketed by the Corporation;
and the Consultant agrees that the obligations in Sections 6, 7 and 8, together with its other obligations under this Agreement, are reasonably necessary for the protection of the Corporation’s proprietary interests. The Consultant further confirms that the geographic scope of the obligation in Section 6 is reasonable given the international nature of the market for the products and services of the Corporation. The Consultant agrees that the obligations in Sections 6, 7 and 8 are in addition to the non‐disclosure and other obligations provided elsewhere in this Agreement.

The parties agree that in the event that the Corporation files, or has filed against it, a voluntary assignment or involuntary petition of bankruptcy which is not thereafter dismissed within sixty (60) days, or a receiver, administrator, or the local equivalent thereof, is appointed over all or a substantial part of the Corporation’s assets; or the Corporation files for dissolution; or an act equivalent to any of the above occurs under the laws of the jurisdiction of the Corporation, the obligations set in Section 6, 7 and 8 shall terminate and no longer be binding on the Consultant.

10.	No Conflicting Obligations

	(a)	The Consultant acknowledges and represents to the Corporation that in providing its services as a consultant to the Corporation, it will not breach any agreement or other obligation to keep confidential the proprietary information of any other party. The Consultant further acknowledges and represents that it is not bound by any agreement or obligation with any third party that conflicts with any of its obligations under this Agreement.

	(b)	The Consultant represents and agrees that it will not bring to the Corporation, and will not use in the performance of its work with the Corporation, any trade secrets, confidential information and other proprietary information of any other party. The Consultant represents and agrees that in its work creating Developments it will not knowingly infringe the intellectual property rights, including copyright, of any third party.

11.	Enforcement

The Parties acknowledge and agree that damages may not be an adequate remedy to compensate for any breach of the obligations contained in this Agreement, and accordingly they agree that in addition to any and all other remedies available, the the Parties will be entitled to obtain relief by way of a temporary or permanent injunction to enforce the obligations contained in this Agreement.

12.	General

	(a)	This Agreement will be governed by the laws in force in the State of California. If any provision of this Agreement is wholly or partially unenforceable for any reason, such unenforceable provision or part thereof will be deemed to be omitted from this Agreement without in any way invalidating or impairing the other provisions of this Agreement. In this Agreement any reference to a termination of consulting services will include termination for any reason whatsoever.

	(b)	The rights and obligations under this Agreement will survive the termination of the Consultant providing consulting services to the Corporation to the extent provided herein and will inure to the benefit of and will be binding upon the successors and assigns of the Consultant and the Corporation.

THE CONSULTANT HAS READ THIS AGREEMENT, UNDERSTANDS IT, HAVING HAD THE OPPORTUNITY TO OBTAIN INDEPENDENT LEGAL ADVICE IN RESPECT OF IT, AND IT AGREES TO ITS TERMS.   The Consultant acknowledges having received a fully executed copy of this Agreement.

- Signature page follows -

IN WITNESS WHEREOF the parties have executed this Agreement as of the Effective Date (as defined in the attached Consulting Agreement).

LATIN AMERICA FUTBOL CORP., a corporation incorporated under the laws of Florida

By:	/s/ Manny Bains
MOTION PIXEL CORPORATION HOLDINGS, INC., a corporation incorporated under the laws of Costa Rica

By:	/s/ Manny Bains
BITZIO STUDIOS, INC., a corporation incorporated under the laws of Nevada

By:	/s/ William Schonbrun

Schedule "A"

To:     MOTION PIXEL CORPORATION HOLDINGS, INC.   and BITZIO STUDIOS INC. (the “Corporation”)

The following is a complete list of all works and inventions relative to the subject matter of my service as a Consultant of the Corporation that it created prior to its engagement by the Corporation:

[           ] No works and inventions.

[           ] See below:

[           ] Additional sheets attached.

LATIN AMERICA FUTBOL CORP., a corporation incorporated under the laws of Florida

By: